EXHIBIT 99.1


             WEB.COM ADOPTS SHAREHOLDER RIGHTS PLAN TO PRESERVE NET
                          OPERATING LOSS CARRYFORWARDS

ATLANTA, GA, - AUGUST 7, 2006 - Web.com, Inc. (NASDAQ: WWWW), the leading destination for websites and web services for small businesses and consumers, today announced that its Board of Directors adopted a shareholder rights plan, which was entered into with the Rights Agent on August 4, 2006. The primary purpose of the shareholder rights plan is to preserve Web.com's net operating loss carryforwards, or "NOLs," for federal income tax purposes. NOLs are past losses that a corporation can use to reduce future taxable income. As of the beginning of 2006, Web.com had NOLs of approximately $300 million.

"We believe our NOLs are a valuable asset to the company and our shareholders," said Jeffrey M. Stibel, Chief Executive Officer and President of Web.com. "While the rights plan cannot guarantee the continued availability of the company's NOLs, after careful consideration, the company's Board of Directors determined that it is in the best interests of the company and its shareholders to make a concerted effort to protect the NOLs by adopting the rights plan."

Until Web.com's market capitalization increases, Web.com's future use of these NOLs could be substantially limited or eliminated in the event of an "ownership change," as defined under Section 382 of the Internal Revenue Code. In general, a company would experience an ownership change for this purpose if holders of at least 5% of the outstanding shares of common stock increase their aggregate ownership interest in the company over a three-year testing period by more than 50%.

Future acquisitions of Common Stock by an existing 5% shareholder or a new 5% shareholder could cause a technical "ownership change" and thereby limit or completely eliminate the availability of the NOLs to Web.com. The shareholder rights plan is designed to deter any person or group from becoming a 4.99% or greater beneficial owner of Web.com's Common Stock. The rights plan also discourages, with certain exceptions, existing 4.99% or greater beneficial owners from acquiring any additional shares of Common Stock.

As part of the adoption of the rights plan, the Company's Board of Directors declared a dividend of one right for each share of Common Stock held of record as of the close of business on August 15, 2006. The rights may cause substantial dilution to a person or group that attempts to acquire 4.99% or greater of Web.com's Common Stock on terms not approved by the Board of Directors. Acquisitions of Web.com's Common Stock that would otherwise trigger the rights under the terms of the plan are permitted where the Board of Directors has determined, prior to consummation, that the transaction is fair to and in the best interests of the Company's shareholders.


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The plan will automatically  expire on July 23, 2007, unless earlier terminated, redeemed, exchanged, or amended by the Board of Directors because the change of control triggers will have reset to a more acceptable level by that time.

Details of the shareholder rights plan will be outlined more fully in a letter that will be mailed to Web.com's shareholders as of the record date, and in Web.com's filings with the Securities and Exchange Commission.

ABOUT WEB.COM
Web.com, Inc. (NASDAQ: WWWW), formerly Interland, Inc. (NASDAQ: INLD), is the leading destination for the simplest, yet most powerful solutions for websites and web services. Web.com offers do-it-yourself and professional website design, website hosting, ecommerce, web marketing and email. Since 1995, Web.com has been helping individuals and small businesses leverage the power of the Internet to build a web presence. More than 4 million websites have been built or hosted using Web.com's proprietary tools, services and patented technology. For more information on the company, please visit www.web.com or www.interland.com or call at 1-800-WEB-HOST.

CAUTIONARY  NOTE  REGARDING   FORWARD-LOOKING   STATEMENTS   UNDER  THE  PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995

Information in this release regarding Web.com's forecasts, projections, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Web.com, as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements include statements about Web.com's net operating losses and the effect of the shareholder rights plan on the likelihood of an "ownership change" within the meaning of the Internal Revenue Code. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: our ability to achieve profitability and utilize our net operating losses, and transactions in our common stock that could give rise to an ownership change. Other risks associated with our business that may affect our operating results are discussed in Web.com's filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

INVESTOR AND PRESS CONTACT:
Peter Delgrosso
Web.com, Inc.
404-260-2500
investor@corp.web.com